Exhibit (a)(1)(G)

FORM OF COMMUNICATION TO ELIGIBLE EMPLOYEES

CONFIRMING RECEIPT OF NOTICE OF WITHDRAWAL

Date:

To:

From:	NeoPhotonics Corporation

Re:	Confirmation of Receipt of Notice of Withdrawal

This message confirms that we have received your Notice of Withdrawal. This confirmation should not, however, be construed to imply that the Notice of Withdrawal or any other documents that you have submitted have been properly completed or are otherwise in proper form or that we have accepted your Notice of Withdrawal. If the Notice of Withdrawal is properly completed and signed and timely received by us, you will have withdrawn all of the Eligible Options or Eligible SARs listed on the Notice of Withdrawal and you will have revoked your prior acceptance of our offer to reprice such Eligible Options or Eligible SARs. With respect to those Eligible Options or Eligible SARs listed on the Notice of Withdrawal, we will not reprice such awards and you will retain your Eligible Options or Eligible SARs previously tendered for amendment with their existing exercise price, vesting schedule and other terms and conditions.

If your Notice of Withdrawal is properly completed and signed, we will accept your rejection of the Repricing Offer. Your Eligible Options or Eligible SARs listed on the Notice of Withdrawal will remain outstanding after the Offer closes at 9:00 p.m., U.S. Pacific Time, on Wednesday, December 17, 2014, unless the Repricing Offer is extended by us.

You should direct questions about the Offer or requests for assistance (including requests for additional or paper copies of the Offer, the Election Form, your Eligible Option and Eligible SAR Information Sheet or other documents relating to the Offer) to Ian Gray at 2911 Zanker Road, San Jose, California 95134 or by calling (408) 232-9200 or sending an email to tender@neophotonics.com.

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offer to Reprice Eligible Options and Stock Appreciation Rights dated November 18, 2014 (the “Offering Memorandum”).